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                         [MCLEODUSA LOGO APPEARS HERE]

MERGER CREATES FIRST "SUPER REGIONAL" CLEC
MCLEODUSA AND CONSOLIDATED COMMUNICATIONS SIGN
DEFINITIVE AGREEMENT

Cedar Rapids, IA and Mattoon, IL - June 16, 1997 - McLeodUSA Incorporated (Nasdaq NMS:MCLD), one of the nation's fastest growing Competitive Local Exchange Carriers (CLECs) and Consolidated Communications Inc. (CCI), a diversified growth-oriented telecommunications company, have signed a definitive Agreement and Plan of Merger. Both companies currently focus on providing integrated telecommunications services to business and residential customers in the upper Midwest. The combined company will be known as McLeodUSA Incorporated.

The transaction, valued at approximately $420 million, was unanimously approved by the Board of Directors of each company. The owners of CCI will receive 8.49 million shares of McLeodUSA stock and $155 million in cash for all of the stock of CCI. Based on the annualized results of the quarter ended March 31, 1997, the merged company would have revenues of approximately $400 million and positive EBITDA of $6 million.

STRATEGIC FIT: "SUPER REGIONAL"

Clark McLeod, Chairman and CEO of McLeodUSA stated, "The combined company creates a facilities-oriented telecommunications provider with approximately 200,000 local lines, 4,000 employees, 3,700 route miles of fiber optics network and 6 switches, focused in a 14-state region, and which also publishes 12 million competitive phone directories a year. When you look at the strategy, people, products and geography, it's easy to see why we believe these two companies create a truly powerful Midwestern presence. This certainly seems to justify a new category: Super Regional."

Dick Lumpkin, Chairman and CEO of Consolidated Communications, added, "The McLeodUSA story and the CCI story are remarkably complementary. When Clark presented the McLeodUSA strategy, it was as if he were presenting our business plan. And the McLeodUSA commitment to quality service to customers, employees and communities matches closely with ours."

Clark McLeod: "The strategy is unchanged, but our execution will be greatly accelerated by combining our strong teams. Our strategy is to first build market share, which we can do faster through our increased sales and marketing strength. Our second step is to build network. McLeodUSA has over 2,800 route miles of fiber optic network; CCI adds another 900 route miles to that total. Third, we intend to migrate customers to our own network and switches. This strategy is already being executed by CCI, with over 15,000 competitive access lines, 3 local switching centers and 2 long distance switching centers."

PEOPLE ENABLE ACCELERATED GROWTH

Bob Currey, President of CCI: "Combining our 1,600 employees with the 2,500 employees of McLeodUSA provides us with a workforce of well over 4,000 employees--employees who are seasoned and knowledgeable about the industry and the enormous opportunities we are pursuing. We are looking forward to joining forces with the team at McLeodUSA. Together we possess significant talent, all focused on our Midwest region, and energized by the large opportunity created by the opening of the local markets to competition."

Clark McLeod added, "The primary employment centers will continue to be Cedar Rapids, Iowa; Mattoon, Charleston and Effingham, Illinois; and St. Louis, Missouri. Our merger plan anticipates growing employment in all of these cities."

EXECUTIVE MANAGEMENT TEAM

The combined company's executive management team will include:
  Clark McLeod, Chairman and CEO of McLeodUSA Incorporated, Dick Lumpkin, Vice Chairman of McLeodUSA Incorporated,
  Steve Gray, President and COO of McLeodUSA Incorporated,















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  Bob Currey, President of McLeodUSA Telecommunications Services,
  Art Christoffersen, President of McLeodUSA Publishing Company, and Blake O. Fisher, Jr., Executive Vice President and CFO of McLeodUSA
    Incorporated.

GROWTH OPPORTUNITIES

Steve Gray, President and COO of McLeodUSA: "The Currey/Lumpkin team came together in the early 90's to grow the competitive portion of their business. That segment, which now contributes 75 percent of CCI's total revenue, has grown at a rate of nearly 30 percent annually for the last five years. CCI is growth oriented, competitive and experienced. Our combined success in the three Illinois cities where we both provide competitive services will exceed 20 percent market share of the total business lines.

Gray continued, "Our strategy to build market share and network is unparalleled and unchanged. We believe we have created a strong financial platform to support continued, aggressive growth. We also believe this merger adds market and revenue opportunity of $6 billion in new addressable markets, and our combined directory distribution expands our brand coverage by 35 percent. Moving forward, this combination creates the Super Regional CLEC in the Midwest."

ANTICIPATED CLOSING DATE

The parties expect to complete the merger within a few months. Consummation of the merger is subject to Hart-Scott-Rodino clearance and approval of the Federal Communications Commission and various state regulatory authorities. The merger does not require approval by McLeodUSA stockholders because of the number of shares involved in the transaction.

###

AGREEMENT TERMS AND CONDITIONS

McLeodUSA will purchase all shares of Consolidated Communications Inc. preferred and common stock for $155 million in cash and 8.49 million shares of McLeodUSA stock. These shares will represent 13.9 percent of the outstanding shares of McLeodUSA Incorporated. The agreement provides for no collars, and CCI shareholders have signed an irrevocable proxy. McLeodUSA will assume the debt of CCI, which includes long-term debt of approximately $60 million. The McLeodUSA strategy of stock ownership by employees is reflected in this agreement by making available up to 1.5 million shares of McLeodUSA stock in the form of stock options to CCI employees. The current owners of CCI have agreed to a key investor agreement with IES Industries, Inc., MidAmerican Energy Company, and Clark and Mary McLeod. Under the terms of this agreement, these parties have agreed to elect each other's representative to the Board of Directors of McLeodUSA and to restrict their sale of McLeodUSA stock for 12 months. Mr. Lumpkin and Mr. Currey will serve on the McLeodUSA Board of Directors. The merger will be accounted for as a purchase with a substantial portion of the purchase price expected to be allocated to intangible assets including goodwill.

COMPANY DESCRIPTIONS

McLeodUSA is a provider of integrated telecommunications services to business and residential customers. The company's telecommunications customers are located primarily in Iowa, Illinois, Minnesota and Wisconsin. The primary units of McLeodUSA Incorporated include: McLeodUSA Telecommunications Services, Inc., a competitive local exchange carrier (CLEC) providing telecom products and services to 34,000 business and residential customers. McLeodUSA Publishing Company will print and distribute more than ten million white and yellow page directories in 19 states over the next 12 months. McLeodUSA Network Services, Inc. constructed over 2,000 route miles of fiber optic network in 1996 and plans to continue that pace for the next several years. McLeodUSA Intelligent Technologies & Systems: an internal service function providing systems, software and support for managing business operations and customer billing records. McLeodUSA also has subsidiaries dedicated to telemarketing services and non-profit fundraising; acquisition and leasing of towers to support wireless services; and maintenance services for the Iowa Communications Network.

Consolidated Communications Inc. is a diversified telecommunications holding company with employees located primarily in Illinois, Indiana, Missouri, Wisconsin and Texas. The subsidiaries of this privately held company include:
Consolidated Communications Telecom Services, Inc. (CCTS): a competitive local exchange carrier (CLEC) providing telecom products and services to business and residential customers including worldwide long distance and private line service, Internet access, paging and cellular services, business systems and dedicated Internet service and connectivity. Consolidated Communications Directories, Inc. (CCD): a print and electronic publisher of white and yellow page telephone directories in 39 states and the U.S. Virgin Islands. Illinois Consolidated Telephone Company (ICTC): the 24th largest independent local exchange carrier (ILEC), founded in 1894, providing local telephone service to 90,000 customers in a 3,000 square mile area of rural Central Illinois. Consolidated Communications Systems & Services Inc. (CCSS): a systems and billing entity providing systems and services for the total management


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of telecommunications products and services, from installation to end-user billing. Additional subsidiaries provide operator services to regional long distance companies; full-service telemarketing agency services; pay phone services and phone services to prisons.


OPERATING STATISTICS (AS OF 5/31/97)

                                        MCLEODUSA     CCI     COMBINED
                                        ---------   -------   --------
LOCAL LINES                                95,000   105,000    200,000
        BUSINESS                           74,000    36,000    110,000
        RESIDENTIAL                        21,000    69,000     90,000
LOCAL LINE CUSTOMERS                       34,000    73,000    107,000
        BUSINESS                           15,000     7,000     22,000
        RESIDENTIAL                        19,000    66,000     85,000
LINE PER BUSINESS CUSTOMER                      5         5          5
SALES CITIES                                   53         9         56*
CITIES SERVED                                 143        43        182*
ROUTE MILES                                 2,800       900      3,700
LOCAL SWITCHES LEASED                         260        12        272
LOCAL SWITCHES OWNED                            1         3          4
LONG DISTANCE SWITCHES                         --         2          2
DIRECTORIES (MILLIONS)                          9         3         12
EMPLOYEES                                   2,500     1,600      4,100

* SOME CITIES ARE SERVED BY BOTH COMPANIES.

CONSOLIDATED COMMUNICATIONS INC. OPERATIONS SUMMARY (UNAUDITED)(1)(000'S)

                                ANNUAL          FIRST QUARTER ENDED 3/31/97
                          ------------------    ---------------------------
                            1996      1997                 1996
                          --------  --------    ---------------------------
REVENUES:
TELECOMMUNICATIONS        $186,082  $ 47,069            $ 44,126
        DIRECTORY           44,793    12,967              11,091
          OTHER             19,186     4,905               2,722
          TOTAL            250,061    64,941              57,939
OPERATING EXPENSES         226,010    59,931              52,210
OPERATING INCOME            24,051     5,010               5,729
OTHER:
  INTEREST EXPENSE          (4,689)     (827)             (1,229)
    OTHER INCOME             4,590       502                 444
PRETAX INCOME               23,952     4,685               4,944
INCOME TAXES                 8,862     1,835               2,049
NET INCOME                $ 15,090  $  2,850            $  2,895
EBITDA(2)                 $ 46,300  $ 11,050            $ 10,650

(1) The above operations summary represents financial information derived from the internal records of Consolidated Communications, Inc. ("CCI") for the twelve months ended December 31, 1996 and the three months ended March 31, 1997 and 1996, respectively. These results are not necessarily indicative of the operating results that would have been achieved by CCI had the merger of CCI and McLeodUSA been in effect on the dates indicated, nor do these results reflect any effect of purchase accounting entries that will
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be made as a result of the merger, nor are these results necessarily indicative of future operating results. The above classifications are also subject to change as the future CCI results are consolidated with McLeodUSA results.

(2) EBITDA represents operating income before depreciation and amortization.